Exhibit 10.3

Navient Corporation 2014 Omnibus Incentive Plan

Independent Director Restricted Stock Agreement

Pursuant to the terms and conditions of the Navient Corporation 2014 Omnibus Incentive Plan (the “Plan”), Navient Corporation (the “Corporation”) hereby grants to                      (the “Grantee”)              shares of common stock of the Corporation, par value $0.01 (the “Restricted Stock”), on February 18, 2015 (the “Grant Date”) subject to the terms and conditions below. All capitalized terms used herein that are not defined shall have the meanings as set forth in the Plan.

•	100 percent of the Restricted Stock is subject to a risk of forfeiture and is non-transferable on the Grant Date.

•	Upon the Grantee’s election to the Board of Directors of the Corporation at the 2015 annual meeting of shareholders, currently scheduled for May 21, 2015 (the “Vesting Event”), 100 percent of the Restricted Stock will vest and become transferable unless vested earlier as set forth below.

•	The Restricted Stock will vest and become transferable prior to the Vesting Event upon any of the following events: (i) the Grantee’s death or Disability or (ii) upon a Change in Control.

•	100 percent of the Restricted Stock will be forfeited if (i) the Grantee is no longer a director of the Corporation’s Board of Directors prior to the Vesting Event for reasons other than death, Disability (as defined below), or a Change in Control or (ii) the Vesting Event does not occur for any reason.

•	The Restricted Stock will be held in an account in the Grantee’s name at the Corporation’s transfer agent, currently Computershare. The Grantee is entitled to vote the shares of Restricted Stock.

•	Dividends declared on unvested shares of Restricted Stock will not be paid currently. Instead, amounts equal to such dividends will be credited to an account established on behalf of the Grantee and such amounts will be deemed to be invested in additional shares of the Corporation’s common stock (“Dividend Equivalents”). Such Dividend Equivalents will be subject to the same vesting schedule to which the Restricted Stock is subject. At the time that the underlying Restricted Stock vests, the amount of Dividend Equivalents allocable to such Restricted Stock will also vest and will be settled in shares of the Corporation’s common stock (provided that any fractional share amount shall be paid in cash). Dividend Equivalents declared on unvested shares of Restricted Stock are not subject to income tax until vesting, at which time they are taxed as ordinary income.

•	The Corporation may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any transfer or sale by the Grantee of any shares of Common Stock, including without limitation (a) restrictions under an insider trading policy and (b) restrictions that may be necessary in the absence of an effective registration statement under the Securities Act of 1933, as amended, covering the shares of the Corporation’s common stock. The sale of the shares must also comply with other applicable laws and regulations governing the sale of such shares.

•	As an essential term of this award, the Grantee consents to the collection, use and transfer, in electronic or other form, of personal data as described herein for the exclusive purpose of implementing, administering and managing Grantee’s participation in the Plan. By accepting this award, the Grantee acknowledges that the Corporation holds certain personal information about the Grantee, including, but not limited to, name, home address and telephone number, date of birth, social security number or other identification number, salary, tax rates and amounts, nationality, job title, any shares of stock held in the Corporation, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding, for the purpose of implementing, administering and managing the Plan (“Data”). Grantee acknowledges that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in jurisdictions that may have different data privacy laws and protections, and Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Grantee or the Corporation may elect to deposit any shares of the Corporation’s common stock. Grantee acknowledges that Data may be held to implement, administer and manage the Grantee’s participation in the Plan as determined by the Corporation, and that Grantee may request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, provided however, that refusing or withdrawing Grantee’s consent may adversely affect Grantee’s ability to participate in the Plan.

•	The Corporation may, in its sole discretion, decide to deliver any documents related to any awards granted under the Plan by electronic means or to request Grantee’s consent to participate in the Plan by electronic means. Grantee hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Corporation or another third party designated by the Corporation, and such consent shall remain in effect throughout Grantee’s term of service with the Corporation and thereafter until withdrawn in writing by Grantee.

•	“Disability” means the absence of the Grantee from the Corporation’s Board of Director’s duties for 180 consecutive days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Corporation or its insurers and reasonably acceptable to the Grantee or the Grantee’s legal representative.

•	The Grantee hereby agrees to accept as binding, conclusive, and final all decisions and interpretations of the Board and, where applicable, the Committee concerning any questions arising under this Agreement or the Plan.

•	Nothing in the Plan, in this Agreement or any other instrument executed pursuant thereto or hereto shall confer upon the Grantee any right to continued service on the Board.

•	The Board and/or the Committee reserves the right to unilaterally amend this Agreement to reflect any changes in applicable law or financial accounting standards.

•	This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

•	All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered, telefaxed or telecopied to, or, if mailed, when received by, the other party at the following addresses:

If to the Corporation to:

Navient Corporation

Attn: Human Resources, Equity Plan Administration

123 Justison Street

Wilmington, DE 19801

If to the Grantee, to the last address maintained in the Corporation’s files for the Grantee.

•	In the event of any conflict between the provisions of this Agreement and the provisions of the Plan, the terms of the Plan control, except as expressly stated otherwise herein. This Agreement and the Plan together set forth the entire agreement and understanding between the parties as to the subject matter hereof and supersede all prior oral and written and all contemporaneous or subsequent oral discussions, agreements and understandings of any kind or nature. Capitalized terms not defined herein shall have the meanings as described in the Plan.

•	In the event that any provision of this Agreement is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of this Agreement shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision. The headings in this Agreement are solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect. The Grantee shall cooperate and take such actions as may be reasonably requested by the Corporation in order to carry out the provisions and purposes of the Agreement. The Grantee is responsible for complying with all laws applicable to Grantee, including federal and state securities reporting laws.

NAVIENT CORPORATION

By:
Jack Remondi President and Chief Executive Officer

Accepted by:

Date

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